Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Xynomic Pharmaceuticals, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Xynomic Pharmaceuticals, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2018, the related consolidated statements of comprehensive loss, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has net current liabilities and accumulated deficit, and has limited resources available to fund current research and development activities, and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG Huazhen LLP

We have served as the Company’s auditor since 2018.

Beijing, China
April 3, 2019

XYNOMIC PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except share data)

	Note	As of December 31,
		2017	2018

ASSETS

Current assets:
Cash	3	$100,344	$4,746,370
Prepaid expenses	5	21,122	277,750
Prepaid expenses to a shareholder	14	116,244	-
Total current assets		237,710	5,024,120
Property and equipment, net	2(f)	-	280,730
Intangible assets, net	2(g)	1,874	1,937
Other non-current assets	6	-	155,176

TOTAL ASSETS		$239,584	$5,461,963

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Bank overdraft		$33,619	$4,954
Accrued expenses and other current liabilities	7	229,982	14,407,261
Amount due to shareholders	14	630,903	3,233,728
Total current liabilities		894,504	17,645,943

Total liabilities		894,504	17,645,943

Commitments and Contingencies	13

Mezzanine equity:
Angel Preferred Shares (par value US$0.0001 per share as of December 31, 2017 and 2018; 23,435,379 shares authorized, issued and outstanding as of December 31, 2017 and 2018. Redemption value of US$537,274 and US$580,256 as of December 31, 2017 and 2018; Liquidation value of US$751,233 and US$811,332 as of December 31, 2017 and 2018)	9	537,274	580,256
Series A-1 Preferred Shares (par value US$0.0001 per share as of December 31, 2017 and 2018; 12,147,500 shares authorized, issued and outstanding as of December 31, 2017 and 2018. Redemption value of US$4,542,389 and US$4,905,780 as of December 31, 2017 and 2018; Liquidation value of US$6,448,355 and US$6,964,223 as of December 31, 2017 and 2018)	9	4,542,389	4,905,780
Series B Preferred Shares (par value US$0.0001 per share as of December 31, 2018; nil and 5,281,101 shares authorized, nil and 5,281,101 shares issued and outstanding as of December 31, 2017 and 2018. Redemption value of US$2,424,712 as of December 31, 2018; Liquidation value of US$24,335,989 as of December 31, 2018)	9	-	2,424,712
Total mezzanine equity		5,079,663	7,910,748

Shareholders’ deficit:
Ordinary shares (par value US$0.0001 per share as of December 31, 2017 and 2018; 149,617,121 shares authorized, 9,617,121 shares issued and outstanding as of December 31, 2017 and 2018)	10	962	962
Additional paid-in capital		-	14,168,915
Accumulated other comprehensive income		-	58,564
Accumulated deficit		(5,735,545)	(34,323,169)
Total shareholders’ deficit		(5,734,583)	(20,094,728)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT		$239,584	$5,461,963

The accompanying notes are an integral part of these consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

CONSOLIDATED statements of COMPREHENSIVE lOSS

(In U.S. dollars, except share data)

	Note	For the Year Ended December 31,
		2017	2018

Operating expenses:
Research and development		$4,321,247	$25,159,602
General and administrative		884,980	3,049,353
General and administrative to related parties	14	248,737	362,336
Total operating expenses		5,454,964	28,571,291

Loss from operations		5,454,964	28,571,291

Other income
Investment income		-	16,541
Total other income, net		-	16,541

Interest expenses to a related party	14	-	32,874
Loss from operations before income tax benefit		5,454,964	28,587,624

Income tax	4	-	-
Net loss		5,454,964	28,587,624

Accretion to preferred share redemption value		1,269,366	2,831,085
Net loss attributable to ordinary shareholders		6,724,330	31,418,709

Other comprehensive (income)/loss:
Foreign currency translation adjustment, net of nil income taxes		-	(58,564)
Unrealized gain on available for sale securities, net of nil income taxes		-	(16,541)
Less: reclassification adjustment for gain on available for sale securities realized in net income, net of nil income taxes		-	16,541
Total other comprehensive income		-	(58,564)

Comprehensive loss attributable to ordinary shareholders		6,724,330	31,360,145

Weighted average ordinary shares outstanding – basic and diluted		8,826,673	9,617,121

Loss per share - basic and diluted	11	0.76	3.27

The accompanying notes are an integral part of these consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(In U.S. dollars, except share data)

	Ordinary shares		Additional paid-in	Accumulated Other Comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	capital	Income	deficit	Deficit
Balance as of January 1, 2017	-	$-	$-	$-	$(918)	$(918)
Issuance of ordinary shares (Note 10)	9,617,121	962	989,703	-	-	990,665
Redeemable convertible preferred shares redemption value accretion (Note 9)	-	-	(989,703)	-	(279,663)	(1,269,366)
Net loss	-	-	-	-	(5,454,964)	(5,454,964)
Balance as of December 31, 2017	9,617,121	962	-	-	(5,735,545)	(5,734,583)
Beneficial conversion feature of Series B Preferred Shares (Note 9)	-	-	17,000,000	-	-	17,000,000
Redeemable convertible preferred shares redemption value accretion (Note 9)	-	-	(2,831,085)	-	-	(2,831,085)
Net loss	-	-	-	-	(28,587,624)	(28,587,624)
Foreign currency translation adjustment, net of nil income taxes	-	-	-	58,564	-	58,564
Unrealized holding gains on available-for-sale security, net of nil income taxes	-	-	-	16,541	-	16,541
Reclassification adjustment for gains on available-for-sale securities realized in net income, net of nil income taxes	-	-	-	(16,541)	-	(16,541)
Balance as of December 31, 2018	9,617,121	$962	$14,168,915	$58,564	$(34,323,169)	$(20,094,728)

The accompanying notes are an integral part of these consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

CONSOLIDATED statements of cash flows

(In U.S. dollars)

	For the Year Ended December 31,
	2017	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,454,964)	$(28,587,624)
Adjustments to reconcile net loss to net cash provided by operating activities:
Investment income	-	(16,541)
Amortization	170	605
Depreciation	-	505
Changes in operating assets and liabilities:
Prepaid expenses	(21,122)	(266,910)
Prepaid expenses to a shareholder	(116,244)	116,244
Other non-current assets	-	(157,483)
Accrued expenses and other payables	229,382	14,074,501
Amount due to shareholders	-	113,514
Net cash used in operating activities	(5,362,778)	(14,723,189)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(2,044)	(684)
Purchase of property and equipment	-	(176,815)
Purchase of short-term investments	-	(4,447,904)
Sale of short-term investments	-	4,496,052
Net cash used in investing activities	(2,044)	(129,351)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	33,619	(28,665)
Proceeds from advance from a Series B shareholder	-	1,425,959
Repayment of advance from a Series B shareholder	-	(262,743)
Proceeds from short-term loan	-	906,810
Repayment of short-term loan	-	(877,450)
Proceeds from issuance of ordinary shares	962	-
Proceeds from issuance of Series Angel Preferred Shares	500,000	-
Proceeds from issuance of Series A-1 Preferred Shares	4,300,000	-
Proceeds from issuance of convertible notes	-	2,500,000
Proceeds from issuance of Series B Preferred Shares	-	14,500,000
Advance from a shareholder	630,585	1,407,054
Net cash provided by financing activities	5,465,166	19,570,965

Effect of foreign exchange rate changes on cash	-	(72,399)

NET INCREASE IN CASH	100,344	4,646,026
CASH, BEGINNING OF THE YEAR	-	100,344
CASH, END OF THE YEAR	$100,344	$4,746,370

SUPPLEMENTAL INFORMATION
Interest paid	-	-
Income tax paid	-	-

Non-cash transactions:
Discount due to beneficial conversion feature	$-	$17,000,000
Convertible notes converted into Series B Preferred Shares	$-	$2,500,000

The accompany notes are an integral part of these consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2018

(In U.S. dollars, except share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Xynomic Pharmaceuticals, Inc. (the “Company” or “Xynomic”) was incorporated in the United States on August 24, 2016. The Company and its subsidiaries (collectively, the “Group”), are primarily engaged in in-licensing, developing and commercializing oncology drug candidates in the People’s Republic of China (“PRC”), the United States, and rest of the world.

As of December 31, 2018, the Company’s subsidiaries are as following:

Subsidiaries	Date of incorporation	Place of incorporation /establishment	Percentage of economic ownership

Xynomic Pharmaceuticals (Nanjing) Co., Ltd. (“Xynomic Nanjing”)	November 20, 2017	PRC	100%
Xynomic Pharmaceuticals (Shanghai) Co., Ltd. (“Xynomic Shanghai”)	July 31, 2018	PRC	100%
Xynomic Pharmaceuticals (Zhongshan) Co., Ltd. (“Xynomic Zhongshan”)	May 15, 2018	PRC	100%

Liquidity

The Group has not generated any revenues from product sales. Substantial additional financing will be required by the Group to continue to fund its research and development activities. No assurance can be given that any such financing will be available when needed or that the Group’s research and development efforts will be successful.

The Group’s ability to fund operations is based on its ability to attract investors and its ability to borrow funds on reasonable economic terms. Historically, the Group has relied principally on equity financing and shareholder’s borrowings to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes generating revenues after drug marketing, controlling operating expenses, as well as, continuing to obtain additional equity financing. On April 3, 2018, the Group issued convertible notes to Northern Light Venture Capital V, Ltd., and Bo Tan and received proceeds of US$2,500,000, which were converted into 776,633 Series B Preferred Shares in August 2018. Further in August 2018, the Group raised US$17 million by issuance of 5,281,101 Series B Preferred Shares to certain investors, including the conversion of convertible notes of US$2.5 million. On September 12, 2018, the Group entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Yinglin Mark Xu, Bison Capital Acquisition Corp. (“BCAC”), a Special Purpose Acquisition Company listed in Nasdaq, and Bison Capital Merger Sub Inc. (“Merger Sub”). Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of BCAC (the “Merger” and the “Surviving Company”). The Merger Agreement is contingent depending on the approval of shareholders and others described in Merger Agreement. This business combination is still in process. On March 21, 2019, BCAC’s stockholders approved the following items: (i) an amendment to the BCAC’s Amended and Restated Memorandum of Association and Articles of Association extending the date by which BCAC must consummate its initial business combination and the date for cessation of operations of BCAC if BCAC has not completed an initial business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by the Board of Directors of BCAC (the “Extended Termination Date”) and (ii) an amendment (the “Amendment to Trust Agreement”) to the Trust Agreement (the “Trust Agreement”) between BCAC and Continental extending the date on which to commence liquidation of the Trust Account in accordance with the Trust Agreement, as amended by the Amendment to Trust Agreement, from March 23, 2019 to June 24, 2019. The Group also plans to attract institutional investors following the business combination. Further, the Group can adjust the pace of its clinical development and patient recruitment and control the operating expenses of the Group.

The Group currently does not have any commitments to obtain additional funds and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. If the Group cannot obtain the necessary funding, it will need to delay, scale back or eliminate some or all of its research and development programs to: commercialize potential products or technologies that it might otherwise seek to develop or commercialize independently; consider other various strategic alternatives, including another merger or sale of the Group; or cease operations. If the Group engages in collaborations, it may receive lower consideration upon commercialization of such products than if it had not entered into such arrangements or if it entered into such arrangements at later stages in the product development process.

The Group has prepared its financial statements assuming that it will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The Group has incurred recurring losses from operations since inception. The Group incurred a net loss of US$5,454,964 and US$28,587,624 for the years ended December 31, 2017 and 2018, respectively. Further as of December 31, 2018, the Group had net current liabilities (current assets less current liabilities) of US$ 12,621,823 and accumulated deficit of US$34,323,169. The Group’s ability to continue as a going concern is dependent on its ability to raise capital to fund its current research and development activities and future business plans. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements included herein do not include any adjustments that might be necessary should the Group be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

Operations of the Group are subject to certain risks and uncertainties including various internal and external factors that will affect whether and when the Group’s product candidates become approved drugs and how significant their market share will be, some of which are outside of the Group’s control. The length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the drug approval process will materially affect the Group’s financial condition and future operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”), and include the financial statements of Xynomic and its subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

(b)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and expenses in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s consolidated financial statements include valuation of ordinary shares issued for share-based compensation, the fair value of the ordinary shares to determine the existence of beneficial conversion feature of the redeemable convertible preferred shares and recoverability of deferred tax assets. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions.

(c)	Cash

Cash consists of cash on hand and cash in bank.

(d)	Financial instruments

Financial instruments of the Group primarily consist of cash and amount due to shareholders. The carrying values of the Group’s financial instruments approximate their fair values, principally because of the short-term maturity of these instruments or their terms.

(e)	Short-term investments

For the year ended December 31, 2018, the Company invested US$4,447,904, in wealth management products issued by commercial banks in the PRC which are redeemed upon demand of the Group. The Group earned investment income of US$16,541 on the wealth management products, which was included in investment income in the consolidated statements of comprehensive loss for the year ended December 31, 2018. As of December 31, 2018, there were no balance in short-term investments.

(f)	Property and equipment

Property and equipment are stated at cost less accumulated depreciation and any recorded impairment. Depreciation on property and equipment is calculated on the straight-line method over the following useful lives of the assets.

Electronic equipment	3 years
Leasehold improvement	The shorter of lease terms and estimated useful lives

Property and equipment at December 31, 2017 and 2018 consisted of the following:

	As of December 31,
	2017	2018

Leasehold improvement	$-	$276,838
Electronic equipment	-	4,379
Property and Equipment	$-	$281,217
Less: Accumulated depreciation	-	(487)
Property and Equipment, net	$-	$280,730

Depreciation expenses were recorded in general and administrative of US$505 for the year ended December 31, 2018.

(g)	Intangible assets

	As of December 31, 2017
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
	Years	USD	USD	USD

Intangible assets	5	2,044	(170)	1,874

	As of December 31, 2018
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
	Years	USD	USD	USD

Intangible assets	5	2,705	(768)	1,937

Intangible assets mainly consist of externally purchased software which are amortized on a straight-line basis. The estimated useful life of the software is five years. The Group has no intangible assets with indefinite lives.

Amortization expenses of US$170 and US$605 were recognized in general and administrative for the years ended December 31, 2017 and 2018, respectively. Estimated amortization expenses of intangible assets for the years ending December 31, 2019, 2020, 2021 and 2022 are US$880, US$409, US$409 and US$239, respectively.

(h)	Impairment of long-lived assets

The Group evaluates the recoverability of long-lived assets, including property and equipment and intangible assets with finite useful lives, whenever events or changes in circumstances indicate that a long-lived asset’s carrying amount may not be recoverable. The Group measures the carrying amount of long-lived asset (assets group) against the estimated undiscounted future cash flows associated with the asset (assets group). Impairment exists when the sum of the undiscounted cash flows expected to be generated by that asset is less than the carrying value of the asset (assets group) being evaluated. Impairment loss is calculated as the amount by which the carrying value of the asset (assets group) exceeds its fair value. Fair value is estimated based on various techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Group to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

For the years ended December 31, 2017 and 2018, no impairment loss for long-lived assets was recorded.

(i)	Research and development expenses

Elements of research and development expenses primarily include (1) payroll and other related costs of personnel engaged in research and development activities, (2) in-licensed patent rights fee of exclusive development rights of drugs granted to the Group, (3) costs related to preclinical testing of the Group’s technologies under development and clinical trials such as payments to contract research organizations (“CROs”), (4) costs to develop the product candidates, including raw materials and supplies related expenses, such as payments to contract manufacture organizations (“CMOs”), (5) other research and development expenses. Research and development expenses are charged to expense as incurred when these expenditures relate to the Group’s research and development services and have no alternative future uses. The conditions enabling capitalization of development costs as an asset have not yet been met and, therefore, all development expenditures are recognized in statements of comprehensive loss when incurred.

(j)	Income taxes

Deferred income taxes are provided using the asset and liability method. Under this method, deferred income taxes are recognized for net operating losses available for carry-forwards and temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using enacted tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion of, or all of the deferred income tax assets will not be realized.

Income taxes are provided for in accordance with the laws and regulations applicable to the Group as enacted by the relevant tax authorities. The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than not to be sustained upon audit of the related tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group records interest and penalties related to unrecognized tax benefits (if any) in general and administrative expenses.

(k)	Loss per share

Basic loss per ordinary share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

Diluted loss per ordinary share reflect the potential dilution that could occur if dilutive potential common shares were exercised or converted into ordinary shares. The Group has convertible preferred shares which could potentially dilute basic loss per share. The dilutive effect of convertible preferred shares is computed using the treasury stock method. Potential dilutive securities are not included in the calculation of diluted loss per share if the impact is anti-dilutive.

(l)	Share-based compensation

Awards granted to non-employees

The Group has accounted for equity instruments issued to non-employees in accordance with the provisions of ASC 505, Equity-Based Payments to Non-Employees. All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty’s performance is completed as there is no associated performance commitment. The expense is recognized in the same manner as if the Group had paid cash for the services provided by the nonemployees in accordance with ASC 505.

In 2017, the Group issued 3,000,010 ordinary shares for a cash consideration of US$300 to Bridge Pharm International Inc., for the financial advisory services in connection with Series A-1 Preferred Shares issuance. The Group has accounted the difference between the consideration received and the fair value of these ordinary shares as redeemable convertible preferred share issuance cost, which was recorded as a reduction of the carrying amount of the redeemable convertible preferred shares.

(m)	Fair value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

●	Level 1-inputs are based upon unadjusted quoted prices for identical assets or liabilities traded in active markets.

●	Level 2-inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3-inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques.

The carrying amounts of cash and amount due to shareholders as of December 31, 2017 and 2018 approximate fair value because of the short maturity of these instruments.

(n)	Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

(o)	Segment reporting

In accordance with ASC 280, Segment Reporting, the Group’s chief operating decision maker, the Chief Executive Officer, reviews the consolidated results when making decisions about allocating resources and assessing performance of the Group as a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. The geographic information of the Group’s long-lived assets is as following.

	As of December 31,
	2017	2018
PRC	$-	$281,201
United States	1,874	1,466
Total long-lived assets	$1,874	$282,667

(p)	Concentration and risk

Concentration of suppliers

The following suppliers for the Group’s research and development activities accounted for 10% or more of research and development expenses for the years ended December 31, 2017 and 2018:

	For the Year Ended December 31,
	2017		2018
	USD	%	USD	%
Supplier A	*	*	11,278,667	45%
Supplier B	*	*	4,601,128	18%
Supplier C	3,500,000	81%	3,500,000	14%

*	Represents less than 10% of research and development expenses for the years ended December 31, 2017 and 2018.

Concentration of license agreements

The Group’s most advanced drug candidates in its pipeline are in-licensed as disclosed in Note 12.

(q)	Recently issued accounting pronouncements not yet adopted

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”), Leases. ASU 2016-02 specifies the accounting for leases. For operating leases, ASU 2016-02 requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. ASU 2016-02 is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15, 2018. For all other entities, it is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. Management does not plan to early adopt ASU 2016-02 and is currently evaluating the impact of adopting ASU 2016-02 on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which addressed and provided guidance for each of eight specific cash flow issues with the objective of reducing the existing diversity in practice. This standard is be effective for public companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments in ASU No. 2016-15 are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. Management does not plan to early adopt ASU 2016-15 and do not believe that the adoption of this guidance will have a material effect on the consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The amendments in ASU 2018-07 expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. ASU 2018-07 is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The management is currently evaluating the impact of adopting ASU 2018-07 on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13) (“ASU 2018-13”). ASU 2018-13 modifies certain disclosure requirements on fair value measurements, including (i) clarifying narrative disclosure regarding measurement uncertainty from the use of unobservable inputs, if those inputs reasonably could have been different as of the reporting date, (ii) adding certain quantitative disclosures, including (a) changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and (b) the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and (iii) removing certain fair value measurement disclosure requirements, including (a) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, (b) the policy for timing of transfers between levels of the fair value hierarchy and (c) the valuation processes for Level 3 fair value measurements. The amendments in ASU 2018-13 are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is permitted to early adopt any removed or modified disclosures and delay adoption of the additional disclosures until their effective date. Management does not plan to early adopt this guidance and is currently evaluating the impact of adopting ASU No. 2018-13 on its consolidated financial statements.

3.	CASH

The Group’s cash is deposited in financial institutions at below locations:

	As of December 31,
	2017	2018
Financial institutions in the mainland of the PRC
—Denominated in RMB	$-	$523

Financial institutions in the United States
—Denominated in USD	$100,344	$4,745,847

Total cash balances held at financial institutions	$100,344	$4,746,370

4.	INCOME TAXES

United States

Xynomic, which was incorporated on August 24, 2016, in Wyoming and was redomesticated to Delaware on April 3, 2018, is subject to statutory U.S. Federal corporate income tax at a rate of 35% for the year ended December 31, 2017.

On December 22, 2017, the Tax Cuts and Job Act (the “Tax Act”) was enacted into law which reduced the U.S. Federal statutory income tax rate from 35% to 21%, effective from January 1, 2018.

People’s Republic of China

Xynomic Nanjing, Xynomic Shanghai and Xynomic Zhongshan are all incorporated in the PRC and are subject to the statutory tax rate of 25% in accordance with the PRC Enterprise Income Tax Law (“EIT Law”).

The components of loss before income taxes are as follows:

	For the year ended December 31,
	2017	2018

U.S.	$(5,454,964)	$(27,038,779)
PRC	-	(1,548,845)
Total	$(5,454,964)	$(28,587,624)

The actual income tax benefit reported in the consolidated statements of comprehensive loss differs from the respective amount computed by applying the U.S. Federal statutory income tax rate of 35% for the year ended December 31, 2017 and 21% for the year ended December 31, 2018 due to the following:

	For the year ended December 31,
	2017	2018

Computed “expected” income tax benefit	$1,909,237	$6,003,401
Non-deductible expenses
Entertainment	(1,300)	(498)
M&A expenses	-	(296,097)
Tax rate differential	-	61,881
Research and development credit adjustment	-	425,478
Increase in valuation allowance	(1,144,634)	(6,194,165)
Impact of change in statutory tax rate	(763,303)	-
Actual income tax benefit	$-	$-

The tax effects of the Group’s temporary differences that give rise to significant portions of the deferred income tax assets are as follows:

	As of December 31,
	2017	2018

Deferred income tax assets:
Tax loss carryforwards	$1,144,955	$6,760,111
Research and development credit carryforwards	-	538,580
Advertising cost	-	26,578
Less: valuation allowance	(1,144,955)	(7,325,269)
Total deferred income tax assets, net	$-	$-

The movements of the valuation allowance are as follows:

	For the year ended December 31,
	2017	2018

Balance at the beginning of the year	$321	$1,144,955
Additions	1,144,634	6,194,165
Foreign currency translation adjustment	-	(13,851)
Balance at the end of the year	$1,144,955	$7,325,269

As of December 31, 2017 and 2018, the valuation allowance of US$1,144,955 and US$7,325,269 were related to the deferred income tax assets of Xynomic and its subsidiaries, which were all in loss positions. As of December 31, 2017 and 2018, management believes it is more likely than not that the Group will not realize the deferred income tax assets, net of the valuation allowance. As of December 31, 2018, US$1,436,758 of tax loss carryforwards will expire by December 31, 2023, if not used. The Company also has research and development credit carryforwards of approximately $538,580 as of December 31, 2018 that will expire by December 31, 2038.

The Company and each of its PRC subsidiaries file income tax returns in the United States and the PRC, respectively. The Company is subject to U.S. federal income tax examination by tax authorities for tax years from 2016. According to the PRC Tax Administration and Collection Law, the statute of limitation is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitation is extended to five years under special circumstances where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion. The income tax returns of the Company’s PRC subsidiaries for the years from 2017 are open to examination by the PRC tax authorities.

5.	PREPAID EXPENSES

Prepaid expenses consist of the following:

	As of December 31,
	2017	2018

Prepaid research and development expenses	$-	$207,988
Prepaid rental expenses	-	66,371
Prepaid professional fee	20,020	-
Others	1,102	3,391
Total prepaid expenses	$21,122	$277,750

6.	OTHER NON-CURRENT ASSETS

Other non-current assets consist of the following:

	As of December 31,
	2017	2018

VAT input tax	$-	$52,762
Prepaid insurance	-	93,075
Deposits	-	9,339
Total other non-current assets	$-	$155,176

7	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2017	2018

Research and development expense-Contract Research Organizations	$112,060	$10,304,750
Research and development expense-Contract Manufacture Organizations	37,706	1,874,956
License fee payable	-	1,000,000
Professional fee	60,668	824,360
Payroll and social insurance	19,548	147,692
Payable for leasehold improvement	-	110,736
Others	-	144,767
Total accrued expenses and other current liabilities	$229,982	$14,407,261

8.	CONVERTIBLE NOTES

On March 26, 2018, the Company entered a convertible promissory note agreement (the “2018 Convertible Notes”) with Northern Light Venture Capital V, Ltd., and Bo Tan (collectively “2018 Convertible Notes Holders”) to obtain a loan of US$2,500,000 with a term of one hundred and eighty-three (183) days. On April 3, 2018, the convertible notes were issued and the Company received proceeds of US$2,500,000.

The 2018 Convertible Notes automatically convert into the Company’s preferred shares upon the next financing closing. No interest shall accrue on the outstanding principal amount of the 2018 Convertible Notes. The issuance of the preferred shares of the Company pursuant to the conversion of the 2018 Convertible Notes shall be subject to the same terms and conditions applicable to the preferred shares of the Company sold in the next financing.

In August 2018, the 2018 Convertible Notes were converted into 776,633 Series B Preferred Shares.

9.	REDEEMABLE CONVERTIBLE PREFERRED SHARES

Redeemable convertible preferred shares consist of the following:

	Angel Preferred Shares	Series A-1 Preferred Shares	Series B Preferred Shares
Balance as of January 1, 2017	-	-	-
Issuance for cash	$500,000	$4,300,000	$-
Issuance cost	-	(989,703)	-
Redemption value accretion	37,274	1,232,092	-
Balance as of December 31, 2017	537,274	4,542,389	-
Issuance	-	-	17,000,000
Discount due to beneficial conversion feature	-	-	(17,000,000)
Redemption value accretion	42,982	363,391	2,424,712
Balance as of December 31, 2018	$580,256	$4,905,780	$2,424,712

Angel Preferred Shares and Series A-1 Preferred Shares

In January, 2017, 24,435,379 Redeemable Convertible Angel Preferred Shares (“Angel Preferred Shares”) were issued to the founder of the Company, Yinglin Mark Xu, for consideration of US$500,000.

In February, 2017, the Company entered into a Preferred Share Purchase Agreement (“SPA”) with certain investors, pursuant to which 12,147,500 Redeemable Convertible Series A-1 Preferred Shares (“Series A-1 Preferred Shares”) were issued for consideration of US$4,300,000.

The Group has classified the Angel Preferred Shares and the Series A-1 Preferred Shares (collectively “Preferred Shares”) as mezzanine equity in the consolidated balance sheets since they are contingently redeemable at the option of the holders or upon the occurrence of an event that is not solely within the control of the Group.

The Group has determined that conversion and redemption features embedded in the Preferred Shares are not required to be bifurcated and accounted for as a derivative, as the economic characteristics and risks of the embedded conversion and redemption features are clearly and closely related to that of the Preferred Shares. The Preferred Shares are not readily convertible into cash as there is not a market mechanism in place for trading of the Group’s shares.

The Group has determined that there was no beneficial conversion feature attributable to any of the Preferred Shares because the initial effective conversion prices of these Preferred Shares were higher than the fair value of the Group’s ordinary shares at the relevant commitment dates.

In addition, the carrying values of the Preferred Shares are accreted from the share issuance dates to the redemption value on the earliest redemption dates. The accretions are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

The rights, preferences and privileges of the Preferred Shares are as follows:

Redemption Rights

Each holder of the outstanding Preferred Shares may require that the Company redeem all or part of the Preferred Shares held by such holder, if (a) the Company is unable to obtain exclusive global rights of Abexinostat from AbbVie Inc. (or from Pharmacyclics LLC) by April 30, 2017; (b) there is any material breach by any of the Group or by any direct or indirect owners of the ordinary shares of any of their representations, warranties, covenants or other obligations, and such breach has not been cured by the breach party to the satisfaction of such preferred shareholder and the losses (if any) of such preferred shareholder resulting from such breach has not been indemnified within thirty days after receipt of notice from such preferred shareholder; (c) any other class or series of equity securities of the Group becomes redeemable; or (d) the date that any material adverse change in the regulatory environment that will cause the structure of the Group to be in contravention with any applicable laws.

The redemption value is an amount equal to 100% of the Preferred Shares plus 8% compound interest per annum and accrued but unpaid dividends. The Group recognizes the redemption value by using redemption price of US$500,000 and US$4,300,000 respectively plus 8% compound interest for the period from the date on which the Group receives the preferred shares issuance price to each balance sheet date and accretes changes in the redemption value. Changes in the redemption value are considered to be changes in accounting estimates.

Conversion Right

Each Preferred Share is convertible, at the option of the holder, at any time after the date of issuance of such Preferred Shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to share splits, share combination, share dividends and distribution and certain other events. Each Preferred Share is convertible into a number of ordinary shares determined by dividing the applicable original issuance price by the conversion price. As of December 31, 2017 and 2018, the conversion price of each Preferred Share is the same as its original issuance price, no adjustments to conversion price have occurred, and each Preferred Share is convertible into one ordinary share.

Each Preferred Share shall automatically be converted into ordinary shares, at the then applicable preferred share conversion price upon (i) Qualified M&A or Qualified Initial Public Offering (“Qualified IPO”) or (ii) written consent of the holders of at least 20% of the voting power of then outstanding Preferred Shares.

Dividends rights

Preferred Shares holders are entitled to receive dividends at the rate of 8% of the original issuance price. The Company is not obliged to pay such dividends to Preferred Shares holders until a liquidation, winding up or a deemed liquidation event of the Company takes place. The deemed liquidation event represents any sale of shares, merger, consolidation or other similar transaction involving the Group in which its shareholders do not retain a majority of the voting power in the surviving the Company, the exclusive, irrevocable licensing of all or substantially all the Group’s intellectual property to a third party, or a sales of all or substantially all the Group’s assets.

Liquidation Rights

At the time of the liquidation, dissolution or winding up (as the case may be), the holder(s) of the Preferred Shares shall be entitled to receive in preference to the holders of ordinary Shares, a liquidation preference per Preferred Share equivalent to 1.4 times the sum of the original issuance price and any accrued and unpaid dividends.

Series B Preferred Shares

On June 4, 2018, the Company entered into a share purchase agreement with certain investors, pursuant to which a total of 5,281,101 Redeemable Convertible Series B Preferred Shares (“Series B Preferred Shares”) were to be issued for an aggregated cash consideration of US$17,000,000. On August 16, 2018, the Series B Preferred Shares were issued and US$17,000,000 was received, including the conversion of convertible notes of US$2.5 million (Note 8).

The rights, preferences and privileges of the Series B Preferred Shares are as follows:

Redemption Rights

Unless prohibited by Delaware law governing distributions to stockholders, at any time after the earlier of (i) the fifth anniversary of the Series B Preferred Shares original issue date; (ii) occurrence of any material breach of any transaction documents by the corporation or the founder or (iii) the redemption request by the holder of Series A-1 Preferred Shares, each share of Series B Preferred Shares shall be redeemable at the option of each holder of the Series B Preferred Stock, out of funds legally available therefor, at a redemption price per share that equals the sum of (A) 100% of the original issue price per share for Series B Preferred Shares, (B) an amount that would accrue on the original issue price for Series B Preferred Shares at a rate of 12% per annum, for each year such Series B Preferred Shares was outstanding measured from the Series B original issue date, and (C) all the accrued but unpaid dividends on such Series B Preferred Shares.

Conversion Right

Each preferred share is convertible, at the option of the holder, at any time after the date of issuance of such preferred shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to share splits, share combination, share dividends and distribution and certain other events. Each preferred share is convertible into a number of ordinary shares determined by dividing the applicable original issuance price by the conversion price. The conversion price of each preferred share is the same as its original issuance price and no adjustments to conversion price have occurred, and each Series B Preferred Share is convertible into one ordinary share.

Each preferred share shall automatically be converted into ordinary shares, at the then applicable preferred share conversion price upon (a) the closing of the sale of shares of Common Stock to the public at a pre-offering valuation of at least $400,000,000, in a Qualified Initial Public Offering (“Qualified IPO”), or (b) (ii) written consent of the holders of at least 66% of the voting power of then outstanding preferred shares.

Dividends rights

Preferred shares holders are entitled to receive dividends at the rate of 6% of the original issue price. The Company is not obliged to pay such dividends to preferred shares holders until a liquidation, winding up or a deemed liquidation event of the Company takes place. The deemed liquidation event represents any sale of shares, merger, consolidation or other similar transaction involving the Group in which its shareholders do not retain a majority of the voting power in the surviving the Company, the exclusive, irrevocable licensing of all or substantially all the Group’s intellectual property to a third party, or a sale of all or substantially all the Group’s assets.

Liquidation Rights

At the time of the liquidation, dissolution or winding up, the holders of the preferred shares shall be entitled to receive in preference to the holders of ordinary shares, a liquidation preference per preferred share equivalent to 1.4 times the sum of the original issuance price and any accrued and unpaid dividends.

The Group has classified the Series B Preferred Shares as mezzanine equity in the consolidated balance sheets since they are contingently redeemable at the option of the holders or upon the occurrence of an event that is not solely within the control of the Group.

The Group has determined that there was a beneficial conversion feature attributable to Series B Preferred Shares, as the initial effective conversion price of the Series B Preferred Shares (US$3.22 per share) was lower than the fair value of the ordinary shares at the commitment date (US$8.70 per share). The intrinsic value of the beneficial conversion feature, US$28,940,433, was greater than the proceeds allocated to the Series B Preferred Shares, US$17,000,000. The amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the Series B Preferred Shares, which was US$17,000,000. The intrinsic value of the beneficial conversion feature was recorded as additional paid-in capital with a corresponding discount against Series B Preferred Shares issued, which resulted in an initial carrying amount of zero.

The Group accretes changes in the redemption value over the period from the date of issuance to the earliest redemption date of the security using the interest method. As the initial carrying amount of Series B Preferred Shares is zero, the Group amortizes the discount using the straight-line method. The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

10.	ORDINARY SHARES

In January 2017, the Company issued 6,617,111 ordinary shares at par value of US$0.0001 to two founders of the Company for a consideration of US$662.

In connection with Series A-1 Preferred Shares issuance, 3,000,010 ordinary shares were issued to Bridge Pharm International Inc., (“Bridge Pharm”) for consideration of US$300 for its financial advisory service for the fund raising. The difference between the fair value of the ordinary shares of US$990,003 and the consideration paid of US$300 was treated as issuance cost and recorded as a reduction of the proceeds from the Series A-1 Preferred Shares.

11.	LOSS PER SHARE

Basic and diluted net loss per share are calculated as follow:

	For the year ended December 31,
	2017	2018

Numerator:
Net loss attributable to ordinary shareholders	$6,724,330	$31,418,709
Denominator:
Weighted average number of ordinary shares-basic and diluted	8,826,673	9,617,121
Net loss per share-basic and diluted	$0.76	$3.27

When the dividends to preferred shares are not fully paid, the ordinary shares holders shall not participate in undistributed earnings. If all dividends to preferred shares holders are fully paid, the holders of the preferred shares and the holders of the ordinary shares participate in undistributed earnings on a pro rata basis, as if the preferred shares had been converted into ordinary shares.

As a result of the Group’s net loss for the years ended December 31, 2017 and 2018, preferred shares outstanding in the respective years were excluded from the calculation of diluted loss per share as their inclusion would have been anti-dilutive.

	For the year ended December 31,
	2017	2018

Number of Angel Preferred Shares outstanding	23,435,379	23,435,379
Number of Series A-1 Preferred Shares outstanding	12,147,500	12,147,500
Number of Series B Preferred Shares outstanding	-	5,281,101

12.	LICENSES ARRANGEMENT

License agreement with Pharmacyclics LLC (“Pharmacyclics”)

In February 2017, the Group entered into a license agreement with Pharmacyclics, under which the Group obtained an exclusive and worldwide license or sublicense under certain patents and know-how of Pharmacyclics to develop, manufacture and commercialize Pharmacyclics’s HDAC inhibitor, also known as Abexinostat, for all human and non-human diagnostic, prophylactic, and therapeutic uses.

Under the terms of the agreement, the Group made upfront payments of US$3.5 million in 2017 and 1st milestone payment of US$3.5 million in 2018 to Pharmacyclics which were recorded as research and development expenses in 2017 and 2018, respectively. In addition, the Group is obligated to pay the following development and regulatory milestone payments: 1) 2nd milestone payment of US$6,500,000 upon regulatory approval for the first indication for a licensed product in China or in the United States; 2) 3rd milestone payment of US$4,000,000 upon regulatory approval for the second indication for a licensed product in China or in the United States.

In addition, the Group will pay to Pharmacyclics royalties at a flat high-teen percentage rate on the net sales of the licensed products. The Group shall have no obligation to pay any royalty with respect to net sales of any licensed product in any country or other jurisdiction after the royalty term for such licensed product in such country or other jurisdiction has expired.

The license agreement with Pharmacyclics will remain in effect until the expiration of the royalty term and may be early terminated by either party for the other party’s uncured material breach, bankruptcy, insolvency, or similar event. Pharmacyclics has the right to terminate the agreement if the Group challenge Pharmacyclics’ patents or fails its diligent obligations to develop or commercialize the licensed product pursuant to the license agreement with Pharmacyclics. In addition, the Group may terminate this agreement for convenience with advance written notice to Pharmacyclics. In the event this license agreement is terminated for any reason other than Pharmacyclics’ material breach, the Group will be responsible for continuing, at its cost for up to six months, to conduct clinical studies it conducts at the termination and transfer the control of the clinical studies to Pharmacyclics. If such transfer is expressly prohibited by a regulatory authority, the Group will continue to conduct such clinical studies to completion, at the Group’s cost.

Patent assignment and licensing agreement with Boehringer Ingelheim International GMBH (“BII”)

In August 2017, the Group entered into a Patent assignment and licensing agreement with BII, under which the Group accepts the assignment and transfer of the patents and know-how of BII to exclusively develop, manufacture and commercialize BII’s Pan-RAF Inhibitor BI 882370, also known as Dabrafenib, for the diagnosis, prevention or treatment of any and all diseases or conditions in humans or animals. BII retains the exclusive right to use the licensed compound to conduct internal preclinical research.

Under the terms of the agreement, the Group made upfront payments to BII totaling US$0.3 million which was recorded as a research and development expense in 2017. In addition, the Group is obligated to pay the following development and regulatory milestone payments: 1) 1st milestone payment of US$ 1,700,000 upon first dosing of a patient in Phase I Clinical Trial in the US or China; 2) 2nd milestone payment of US$ 4,000,000 upon first dosing of a patient in a pivotal Phase III Clinical Trial in the first indication in the US or China; 3) 3rd milestone payment of US$2,000,000 upon first dosing of a patient in a pivotal Phase III Clinical Trial in a second indication in the US or China; 4) 4th milestone payment of US$ 7,000,000 upon the grant of the first marketing authorization of the first indication in the US; 5) 5th milestone payment of US$3,000,000 upon the grant of the first marketing authorization of the first indication in China.

In addition, the Group will pay royalties at a certain percentage of the net sales. The royalty term commences from the first commercial sale of such licensed product in such country until the later of (i) the date on which such licensed product is no longer covered by a valid claim of the assigned patents and assigned invention, (ii) the expiration of regulatory exclusivity of the licensed product in such country, or (iii) the tenth anniversary of the first launch of the respective licensed product in the country, provided the licensed know-how is still proprietary, or such licensed know-how is no longer proprietary owing to a breach of its confidentiality obligations.

The Group has the right to terminate this agreement by providing BII with written notice.

License agreement with BII (XP-105)

In December 2018, Xynomic entered into a license agreement with BII for the worldwide exclusive rights to develop and commercialize XP-105 (also known as BI 860585) for all human and non-human diagnostic, prophylactic, and therapeutic uses.

Under the terms of the agreement, as of December 31, 2018 the Group was obligated to make upfront payments to BII totaling US$1 million which was recorded as a research and development expense for the year ended December 31, 2018 and was included in accrued expenses and other current liabilities as of December 31, 2018. In addition, the Group is obligated to pay the following development and regulatory milestone payments: 1) 1st milestone payment of US$7,000,000 upon first dosing of a patient in Phase II or Phase III Clinical Trial in the first indication either of which is intended to be a pivotal trial; 2) 2nd milestone payment of US$10,000,000 upon the grant of the first Marketing Authorization of the first indication.

In addition, the Group will pay royalties at a certain percentage of the net sales. The royalty term commences from the first commercial sale of such licensed product in such country until the later of (i) the date on which such licensed product is no longer covered by a valid claim of the licensed patents, (ii) the expiration of regulatory exclusivity of the licensed product in such country, or (iii) the tenth anniversary of the first launch of the respective licensed product in the country in the indication, provided the licensed know-how is still proprietary, or such licensed know-how is no longer proprietary owing to a breach of its confidentiality obligations.

The Group has the right to terminate this agreement by providing BII with written notice.

13.	COMMITMENTS AND CONTINGENCIES

(a)	Lease commitments

The Group entered into non-cancelable operating leases, primarily for office space, for initial terms of 12 to 36 months. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease.

Future minimum lease payments under non-cancelable operating leases with remaining lease terms in excess of one year as of December 31, 2018 are:

Minimum Lease Payment Amount
Year ending December 31:
2019	$184,844
2020	228,774
2021	197,551
2022	41,237
$652,406

Rental expenses for operating leases for the years ended December 31, 2017 and 2018 were nil and US$139,043, respectively.

(b)	Other commitments

The Group is a party to or assignee of license and collaboration agreements that may require it to make future payments relating to milestone fees and royalties on future sales of licensed products (Note 12).

14.	RELATED PARTY TRANSACTIONS

(a)	Amount due to shareholders

i)	Payable due to a shareholder

For the years ended December 31, 2017 and 2018, Yinglin Mark XU, the founder and CEO of the Company, advanced US$630,585 and US$1,407,054, respectively, to the Company to fund its operation. As of December 31, 2017 and 2018, the amount due to Yinglin Mark XU was US$630,903 and US$2,008,936, respectively.

ii)	Services purchased from a company affiliated with a shareholder

Eigenbridge, Inc., a company affiliated with Yong Cui, one of the Company’s shareholders and Vice President of Chemistry, Manufacturing and Controls, entered into a contractor agreement with the Company on February 26, 2017. Pursuant to the agreement, Eigenbridge, Inc., provided specialized advisory services to the Company. The Company recognized general and administrative of US$69,960 and US$246,092 for the year ended December 31, 2017 and 2018, respectively. The amount due to Eigenbridge, Inc., were nil and US$80,640 as of December 31, 2017 and 2018, respectively.

iii)	Advances from and interest payable to a shareholder

On May 2, 2018, as one of the potential investors of Series B financing, Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) entered into a loan agreement with Xynomic Pharmaceuticals (Nanjing) Co., Ltd. (“Xynomic Nanjing”). On May 13, 2018, Zhongshan Bison made an advance of RMB9,435,000 (equivalent to US$1,425,959) to fund the operations and business development of Xynomic Nanjing. Zhongshan Bison is entitled to withdraw the advance within 5 business days after Zhongshan Bison paid the first investment of Series B financing, or if current shareholders and investors fail to subscribe shares of the Series B financing within 6 months.

On August 16, 2018, Zhongshan Bison became one of the Series B Preferred Shareholders.

On August 23, 2018, Xynomic Nanjing entered into a termination agreement for the advance from Zhongshan Bison. Xynomic Nanjing is required to a) repay RMB1,800,000 of the advance from Zhongshan Bison within 2 days after signing the agreement; and b) repay the remaining RMB7,635,000 of the advance from Zhongshan Bison and interest accrued at annual interest rate of 8% from signing the agreement within six months from the date of the termination agreement.

On August 23, 2018, Xynomic Nanjing repaid RMB1,800,000 (equivalent to US$262,743) of the advance from Zhongshan Bison. As of December 31, 2017 and 2018, the advance from Zhongshan Bison was nil and US$1,112,455, respectively.

On January 21, 2019, Xynomic Nanjing repaid RMB5,064,000 (equivalent to US$747,189) of the advance from Zhongshan Bison. On February 20, 2019, Zhongshan Bison agreed to extend the due date of the remaining advance of RMB2,571,000 (US$ 380,562) and all accrued interest to April 15, 2019.

Xynomic Nanjing accrued interest expense of US$32,874 for the advance from Zhongshan Bison for the year ended December 31, 2018. The interest payable to Zhongshan Bison was US$31,697 as of December 31, 2018.

(b)	Short-term loan from a company affiliated with a shareholder

In April 2018, Xynomic Nanjing entered into a short-term loan agreement with Shanghai Jingshu Venture Capital Center (“Shanghai Jingshu”), one of the potential investors of Series B financing and an entity affiliated with Infinite Fortune Limited, one of the Company’s shareholders, to obtain an interest-free loan of RMB6,000,000 (equivalent to US$906,810) to fund its operations and business development before receiving the investment of Series B financing. The Company is required to return the short-term loan within the earliest of (a) 183 days; or (b) 20 business days after receiving the Shanghai Jingshu’s investment consideration for Series B Preferred Shares. In August 2018, Xynomic Nanjing fully repaid the loan.

(c)	Service purchased from a shareholder

In June 2017, the Group paid US$295,021 to Bridge Pharm International Inc., one of the Company’s shareholders, pursuant to 20 months services agreement. Under the agreement, Bridge Pharm International Inc. provides consulting service, including business development, screening and selection of contract research organizations and contract manufacturing organizations and scouting and references of key scientific and managerial personnel to the Group. The Company recognized general and administrative of US$178,777 and US$116,244 for the years ended December 31, 2017 and 2018, respectively. The prepaid expenses to Bridge Pharm International Inc. was US$116,244 and nil as of December 31, 2017 and 2018, respectively.

15.	SUBSEQUENT EVENT

The Group has considered subsequent events through April 3, 2019, which was the date these consolidated financial statements were available to be issued.

On March 3, 2019, the Group signed a commitment letter with BCAC. For the stockholders of BCAC, who did not exercise their rights to redeem their shares in BCAC after the special shareholder meeting on March 21, 2019, the Group agreed to contribute to BCAC as a loan of $0.02 per month per BCAC’s share until the Extended Termination Date.